news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
JULY 27, 2018

Chevron Reports Second Quarter Net Income of $3.4 Billion

•	Second quarter cash flow from operations $6.9 billion; $11.9 billion for six months

•	Announces share repurchases, targeted at $3 billion per year

•	Starts up fifth LNG train in Australia

San Ramon, Calif., July 27, 2018 – Chevron Corporation (NYSE: CVX) today reported earnings of $3.4 billion ($1.78 per share - diluted) for second quarter 2018, compared with $1.5 billion ($0.77 per share - diluted) in the second quarter of 2017. Included in the current quarter was a receivable write-down of $270 million charged to operating expense. Foreign currency effects increased earnings in the 2018 second quarter by $265 million, compared with an increase of $3 million a year earlier.
Sales and other operating revenues in second quarter 2018 were $40 billion, compared to $33 billion in the year-ago period.
Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2018	2017	2018	2017
Earnings by business segment
Upstream	$3,295	$853	$6,647	$2,370
Downstream	838	1,195	1,566	2,121
All Other	(724)	(598)	(1,166)	(359)
Total (1)(2)	$3,409	$1,450	$7,047	$4,132
(1) Includes foreign currency effects	$265	$3	$394	$(238)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Second quarter earnings were up significantly from a year ago,” said Chairman and CEO Michael Wirth. “Results in 2018 benefited from higher crude oil prices, strong operations and higher production.”
“Our cash flow continues to improve with higher upstream margins and volumes, combined with disciplined spending,” Wirth added. “This enables us to initiate share repurchases, which are expected to be $3 billion per year based on our current outlook.”
“We reached a milestone in Australia with the start of production from Wheatstone Train Two. All five trains in our Australian LNG projects are now operating.
“In downstream, Chevron Phillips Chemical Company LLC, the company’s 50 percent-owned affiliate, ramped up its recently completed ethane cracker at Cedar Bayou to design capacity.
“We continue to make good progress with our portfolio optimization efforts,” Wirth continued. “In the second quarter, the company completed the sales of its upstream interests in the Elk Hills Field in California and the Democratic Republic of the Congo. Additionally, in July we announced our intent to market our U.K. Central North Sea assets.”
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UPSTREAM
Worldwide net oil-equivalent production was 2.83 million barrels per day in second quarter 2018, compared with 2.78 million barrels per day from a year ago. Growth from project start-ups and ramp-ups was partially offset by asset sales and production entitlement effects.

U.S. Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2018	2017	2018	2017
Earnings	$838	$(102)	$1,486	$(22)
U.S. upstream operations earned $838 million in second quarter 2018, compared with a loss of $102 million from a year earlier. The improvement reflected higher realizations, lower impairment charges and higher crude oil production, partially offset by lower gains on asset sales.
The company’s average sales price per barrel of crude oil and natural gas liquids was $59 in second quarter 2018, up from $41 a year earlier. The average sales price of natural gas was $1.61 per thousand cubic feet in second quarter 2018, compared with $2.32 in last year’s second quarter.
Net oil-equivalent production of 739,000 barrels per day in second quarter 2018 was up 38,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico were partially offset by the impact of asset sales of 54,000 barrels per day. The net liquids component of oil-equivalent production in second quarter 2018 increased 8 percent to 575,000 barrels per day, while net natural gas production decreased 5 percent to 980 million cubic feet per day.

International Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2018	2017	2018	2017
Earnings*	$2,457	$955	$5,161	$2,392
*Includes foreign currency effects	$217	$(4)	$337	$(278)
International upstream operations earned $2.46 billion in second quarter 2018, compared with $955 million a year ago. The increase in earnings was mainly due to higher crude oil and natural gas realizations, and higher natural gas sales volumes, partially offset by higher operating expenses, lower crude oil sales volumes, and higher tax expenses. Foreign currency effects had a favorable impact on earnings of $221 million between periods.
The average sales price for crude oil and natural gas liquids in second quarter 2018 was $68 per barrel, up from $45 a year earlier. The average sales price of natural gas was $5.64 per thousand cubic feet in the quarter, compared with $4.39 in last year’s second quarter.
Net oil-equivalent production of 2.09 million barrels per day in second quarter 2018 was up 8,000 barrels per day from a year earlier. Production increases from major capital projects, primarily Wheatstone and Gorgon in Australia, were partially offset by production entitlement effects in several locations, normal field declines and the impact of asset sales of 24,000 barrels per day. The net liquids component of oil-equivalent production decreased 6 percent to 1.15 million barrels per day in the 2018 second quarter, while net natural gas production increased 10 percent to 5.64 billion cubic feet per day.

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DOWNSTREAM

U.S. Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2018	2017	2018	2017
Earnings	$657	$634	$1,099	$1,103
U.S. downstream operations earned $657 million in second quarter 2018, compared with earnings of $634 million a year earlier. The increase was primarily due to higher margins on refined product sales, lower tax expense, and higher equity earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC. These increases were partially offset by higher operating expenses, primarily due to planned turnaround activity.
Refinery crude oil input in second quarter 2018 decreased 8 percent to 856,000 barrels per day from the year-ago period, primarily due to planned turnaround activity. Refined product sales of 1.24 million barrels per day were unchanged from second quarter 2017. Branded gasoline sales of 525,000 barrels per day decreased 3 percent from the 2017 period.

International Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2018	2017	2018	2017
Earnings*	$181	$561	$467	$1,018
*Includes foreign currency effects	$44	$3	$55	$(43)
International downstream operations earned $181 million in second quarter 2018, compared with $561 million a year earlier. The decrease in earnings was largely due to lower margins on refined product sales, in part due to negative inventory effects, partially offset by lower operating expenses. The sale of the company’s Canadian refining and marketing business in third quarter 2017 contributed to the lower margins and operating expenses. Foreign currency effects had a favorable impact on earnings of $41 million between periods.
Refinery crude oil input of 739,000 barrels per day in second quarter 2018 increased
13,000 barrels per day from the year-ago period, mainly due to the absence of the 2017 crude unit maintenance at the Star Petroleum Refining Company in Thailand and GS Caltex in South Korea, partially offset by the sale of the company’s Canadian refining asset in third quarter 2017.
Total refined product sales of 1.48 million barrels per day in second quarter 2018 were up 2 percent from the year-ago period, primarily due to higher fuel oil and jet fuel sales, partially offset by lower gasoline and diesel sales.

ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2018	2017	2018	2017
Net Charges*	$(724)	$(598)	$(1,166)	$(359)
*Includes foreign currency effects	$4	$4	$2	$83
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

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Net charges in second quarter 2018 were $724 million, compared with $598 million in the year-ago period. The change between periods was mainly due to higher interest expense. Foreign currency effects were unchanged between periods.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first six months of 2018 was $11.9 billion, compared with $8.7 billion in the corresponding 2017 period. Excluding working capital effects, cash flow from operations in 2018 was $14.2 billion, compared with $10.0 billion in the corresponding 2017 period. The 2017 results were retrospectively adjusted to conform to new accounting standards that became effective for the company in first quarter 2018.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first six months of 2018 were $9.2 billion, compared with $8.9 billion in the corresponding 2017 period. The amounts included $2.7 billion in 2018 and $2.1 billion in 2017 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 88 percent of the companywide total in the first six months of 2018.

# # #
NOTICE
Chevron’s discussion of second quarter 2018 earnings with security analysts will take place on Friday, July 27, 2018, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron Website.

As used in this press release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “budgets,” “outlook,” “trends,” ”guidance,” “focus,” “on schedule,” “on track,” "is slated,” “goals,” “objectives,” “strategies,” “opportunities,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and

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chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond the company’s control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the impact of the 2017 U.S. tax legislation on the company’s future results; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 19 through 22 of the company’s 2017 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended June 30		Six Months Ended June 30
REVENUES AND OTHER INCOME	2018	2017	2018	2017

Sales and other operating revenues (1)	$40,491	$32,877	$76,459	$64,401
Income from equity affiliates	1,493	1,316	3,130	2,466
Other income	252	287	411	1,034
Total Revenues and Other Income	42,236	34,480	80,000	67,901
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	24,744	18,325	45,977	35,831
Operating, selling, general and administrative expenses (2)	6,230	5,517	11,654	10,913
Exploration expenses	177	125	335	269
Depreciation, depletion and amortization	4,498	5,311	8,787	9,505
Taxes other than on income (1)	1,363	3,065	2,707	5,936
Interest and debt expense	217	48	376	99
Other components of net periodic benefit costs (2)	102	136	186	266
Total Costs and Other Deductions	37,331	32,527	70,022	62,819
Income Before Income Tax Expense	4,905	1,953	9,978	5,082
Income tax expense	1,483	487	2,897	917
Net Income	3,422	1,466	7,081	4,165
Less: Net income attributable to noncontrolling interests	13	16	34	33
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$3,409	$1,450	$7,047	$4,132

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$1.79	$0.77	$3.71	$2.20
- Diluted	$1.78	$0.77	$3.68	$2.18
Dividends	$1.12	$1.08	$2.24	$2.16

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,900,375	1,881,019	1,898,194	1,880,200
- Diluted	1,918,949	1,893,014	1,916,099	1,894,197

(1) The three-month and six-month comparative periods ended June 30, 2017, include excise, value-added and similar taxes of $1,771 million and $3,448 million, respectively, collected on behalf of third parties. Beginning in 2018, these taxes are netted in "Taxes other than on income" in accordance with ASU 2014-09.
(2) 2017 adjusted to conform to ASU 2017-07 - Employee Compensation (Topic 715).

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Upstream
United States	$838	$(102)	$1,486	$(22)
International	2,457	955	5,161	2,392
Total Upstream	3,295	853	6,647	2,370
Downstream
United States	657	634	1,099	1,103
International	181	561	467	1,018
Total Downstream	838	1,195	1,566	2,121
All Other (1)	(724)	(598)	(1,166)	(359)
Total (2)	$3,409	$1,450	$7,047	$4,132

SELECTED BALANCE SHEET ACCOUNT DATA	Jun 30, 2018	Dec. 31, 2017
Cash and Cash Equivalents	$7,628	$4,813
Marketable Securities	$58	$9
Total Assets	$257,929	$253,806
Total Debt	$38,517	$38,763
Total Chevron Corporation Stockholders' Equity	$152,198	$148,124

	Six Months Ended June 30
CASH FLOW FROM OPERATIONS (Preliminary) (3)	2018	2017
Net Cash Provided by Operating Activities	$11,898	$8,748
Net Decrease (Increase) in Operating Working Capital	$(2,287)	$(1,254)
Net Cash Provided by Operating Activities Excluding Working Capital	$14,185	$10,002

	Three Months Ended June 30		Six Months Ended June 30
CAPITAL AND EXPLORATORY EXPENDITURES (4)	2018	2017	2018	2017
United States
Upstream	$1,687	$1,154	$3,263	$2,205
Downstream	379	361	778	682
Other	48	35	84	69
Total United States	2,114	1,550	4,125	2,956
International
Upstream	2,572	2,870	4,885	5,786
Downstream	128	118	209	187
Other	2	—	2	1
Total International	2,702	2,988	5,096	5,974
Worldwide	$4,816	$4,538	$9,221	$8,930
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1).
(3) 2017 adjusted to conform to Accounting Standards Updates 2016-05 and 2016-18 - Statement of Cash Flow (Topic 230).
(4) Includes interest in affiliates:
United States	$49	$169	$157	$346
International	1,360	1,030	2,547	1,792
Total	$1,409	$1,199	$2,704	$2,138

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended June 30		Six Months Ended June 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2018	2017	2018	2017
United States	575	530	571	517
International	1,148	1,221	1,167	1,213
Worldwide	1,723	1,751	1,738	1,730
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	980	1,027	986	1,017
International	5,636	5,144	5,618	4,973
Worldwide	6,616	6,171	6,604	5,990
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	739	701	736	686
International	2,087	2,079	2,103	2,042
Worldwide	2,826	2,780	2,839	2,728
SALES OF NATURAL GAS (MMCF/D):
United States	3,289	3,265	3,349	3,204
International	4,979	5,142	5,225	5,038
Worldwide	8,268	8,407	8,574	8,242
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	190	154	173	145
International	97	104	96	96
Worldwide	287	258	269	241
SALES OF REFINED PRODUCTS (MB/D):
United States	1,243	1,237	1,214	1,195
International (5)	1,475	1,451	1,456	1,448
Worldwide	2,718	2,688	2,670	2,643
REFINERY INPUT (MB/D):
United States	856	928	892	920
International	739	726	726	740
Worldwide	1,595	1,654	1,618	1,660

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	50	50	52	50
Venezuela Affiliate	24	29	24	29
(3) Includes natural gas consumed in operations (MMCF/D):
United States	32	40	34	39
International	568	511	570	511
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	378	349	370	355